                                              National Commerce Financial Corporation
                     Calculation of Ratios of Earnings to Combined Fixed Charges and Preference Distributions

                                                    For the Nine
                                                    Months Ended                          For the Year Ended
                                                    September 30,                            December 31,
                                               ----------------------    ------------------------------------------------------
                                                   2001       2000        2000       1999      1998        1997      1996
                                               --------------------    --------------------------------------------------------
Including Interest on Deposits:

Fixed Charges:
         Total interest expense                  454,858    331,170     513,403    226,098    189,652    174,172    151,101
         Interest portion of rent expense          7,403      4,483       7,255      3,955      3,620      3,187      2,938
         Distributions on trust preferred
            securities                             2,067      2,802       3,801      3,236      3,362      2,626          0

                    Fixed charges including
                       interest on deposits      464,328    338,455     524,459    233,289    196,634    179,985    154,039

Earnings:
         Net income                              165,436     53,722      45,310     92,632     78,867     69,780     57,513
         Income taxes                             99,281     37,269      34,600     47,208     40,569     34,973     29,579
         Distributions on trust preferred
            securities                            (2,067)    (2,802)     (3,801)    (3,236)    (3,362)    (2,626)         0
         Fixed charges, as above                 464,328    338,455     524,459    233,289    196,634    179,985    154,039

                    Earnings for purposes
                       of calculation            726,978    426,644     600,568    369,893    312,708    282,112    241,131

Ratio of earnings to combined fixed charges
   and preference distributions including
   interest on deposits                             1.57 x     1.26 x      1.15 x     1.59 x     1.59 x     1.57 x     1.57 x

Excluding Interest on Deposits:

Fixed Charges:
         Total interest expense excluding
            interst on deposits                  108,635    102,887     148,970     72,978     56,763     55,013     43,136
         Interest portion of rent expense          7,403      4,483       7,255      3,955      3,620      3,187      2,938
         Distributions on trust preferred
            securities                             2,067      2,802       3,801      3,236      3,362      2,626          0

                    Fixed charges excluding
                       interest on deposits      118,105    110,172     160,026     80,169     63,745     60,826     46,074


Earnings:
         Net income                              165,436     53,722      45,310     92,632     78,867     69,780     57,513
         Income taxes                             99,281     37,269      34,600     47,208     40,569     34,973     29,579
         Distributions on trust preferred
            securities                            (2,067)    (2,802)     (3,801)    (3,236)    (3,362)    (2,626)         0
         Fixed charges, as above                 118,105    110,172     160,026     80,169     63,745     60,826     46,074

                    Earnings for purposes
                       of calculation            380,755    198,361     236,135    216,773    179,819    162,953    133,166


Ratio of earnings to combined fixed charges
   and preference distributions excluding
   interest on deposits                             3.22 x     1.80 x      1.48 x     2.70 x     2.82 x     2.68 x     2.89 x
